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                                                                    Exhibit 99.1


[PHOENIX LOGO]

     The Phoenix Companies, Inc.                 N  E  W  S    R  E  L  E  A S E
     One American Row
     PO Box 5056
     Hartford CT 06102-5056
     www.phoenixwm.com
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     For:  Immediate Release

     Contact:  Media Relations:     Jon Sandberg  860-403-5066
               Investor Relations:  Peter A. Hofmann  860-403-7100

              The Phoenix Companies, Inc. Prices Equity Units Offer

HARTFORD, Conn. - December 16, 2002 - The Phoenix Companies, Inc. (NYSE: PNX) today announced that it had priced an offering of $150 million of equity units, increased from the original $130 million. This offering consists of 6 million equity units, each with a stated amount of $25. The offering will increase to approximately 6.9 million equity units if the underwriters exercise their overallotment option in full.

     Each equity unit includes a purchase contract under which the buyer will agree to purchase shares of Phoenix's common stock on February 16, 2006. Each equity unit also contains a subordinated note due 2008 with a face amount of $25.

     Phoenix will use $125 million of the net proceeds of this offering to repay outstanding indebtedness under its credit facility and will use any remaining proceeds for general corporate purposes.

     The joint book-running managers of the offering are Merrill Lynch & Co. and Morgan Stanley. Copies of the prospectus supplement relating to this offering may be obtained from the lead underwriters: Merrill Lynch & Co., Prospectus Department, 4 World Financial Center, New York, New York 10080, and Morgan Stanley, Prospectus Department, 1585 Broadway, New York, New York 10036.

     This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any such sale of these securities in any state or jurisdiction in which such




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offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

     The Phoenix Companies, Inc. is a leading provider of wealth management products and services to individuals and institutions. Through a variety of advisors and financial services firms, Phoenix helps the affluent and high net worth market accumulate, preserve and transfer their wealth with an innovative portfolio of life insurance, annuity and investment management products and services. Phoenix has corporate offices in Hartford, Connecticut.

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